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                                                                     EXHIBIT 5.1


                        (HOLLAND & HART LLP LETTERHEAD)

(HOLLAND & HART LLP LOGO)


October 27, 2003

Board of Directors
Centennial Specialty Foods Corporation
400 Inverness Parkway, Suite 200
Englewood, Colorado 80112

Gentleman:

We are acting as counsel to Centennial Specialty Foods Corporation, a Delaware corporation (the "Company"), in connection with its registration statement on Form SB-2 (SEC File No. 333-107892), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 1,550,000 shares of the Company's common stock, par value $0.0001 per share (the "Shares"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-B, 17 C.F.R. Section 228.601(b)(5), in connection with the Registration Statement. For purpose of this opinion letter, we have examined copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for purposes of rendering this opinion.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware law. We express no opinion herein as to any other laws, statures, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that
(A) following (i) execution and delivery by the Company of the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, (ii) effectiveness of the Registration
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                                                     BOARD OF DIRECTORS
                                                     CENTENNIAL SPECIALTY FOODS
                                                     OCTOBER 20, 2003
                                                     PAGE 2



(HOLLAND & HART LLP LOGO)


Statement, (iii) issuance of the Shares pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters relating to the Company or the Shares.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, or Item 509 of Regulation S-B.

Very truly yours,
/s/ HOLLAND & HART LLP